Exhibit 99.1

Text of Amendments to the Provident Financial Services, Inc. Amended and Restated By-Laws

Amendments to:

Article II, Section 10; and
Article III, Section 3

ARTICLE II- BOARD OF DIRECTORS

Section 10.                      Qualification.

No director shall be eligible for election (or re-election) or appointment to the Board of Directors after attaining the age of seventy-three (73).

ARTICLE III – COMMITTEES

Section 3.                      Nominating Committee

The Board of Directors may appoint a Nominating Committee of the Board, consisting of not less than three (3) members.  The Nominating Committee shall have authority (a) to review any nominations for election to the Board of Directors made by a stockholder of the Corporation pursuant to Section 1 C. of Article I of these Bylaws in order to determine compliance with such Bylaw and (b) to recommend to the Whole Board nominees for election to the Board of Directors to replace those Directors whose terms expire at the annual meeting of stockholders next ensuing.